Exhibit 4.1
FIRST AMENDMENT TO RIGHTS AGREEMENT
     This First Amendment to Rights Agreement (the “Amendment”), is executed effective as of October 2, 2005, by and between BindView Development Corporation, a Texas corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement dated as of September 17, 2001 (the “Rights Agreement”); and
     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein pursuant to Section 27 of the Rights Agreement.
     NOW, THEREFORE, in consideration of good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Rights Agent agree as follows:
1.  Amendment. The Rights Agreement is amended as follows:
     A.     The definition of “Acquiring Person” set forth in Section l(a) of the Rights Agreement is hereby amended by adding the following sentence after the closing period of such definition:
“Notwithstanding the foregoing or anything else in this Agreement to the contrary, no Person shall be or become an Acquiring Person by reason of (1) the announcement, execution and delivery, or amendment of, the Agreement and Plan of Merger dated as of October 2, 2005, by and among the Company, Buena Vista Acquisition Corp., a Texas corporation (“Merger Sub”), and Symantec Corporation, a Delaware corporation, as may be amended from time to time in accordance with its terms (the “Merger Agreement”), (2) the merger of Merger Sub with and into the Company or (3) the consummation of any other transaction contemplated by the Merger Agreement.”
     B.     The definition of “Shares Acquisition Date” set forth in Section l(m) of the Rights Agreement is hereby amended by adding the following sentence after the closing period of such definition:
“Notwithstanding the foregoing or anything else set forth in this Agreement, no Shares Acquisition Date shall be deemed to have occurred by reason of (i) the announcement, execution and delivery, or amendment of the Merger Agreement, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.”

     C.     Section 7(a) of the Rights Agreement is amended by deleting the entire clause (i) of such Section and replacing it with:
"(i) the earlier of the close of business on September 17, 2011 and the time that is immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the “Final Expiration Date”),”
2.  Ratification of Rights Agreement. This Amendment is an amendment to the Rights Agreement, and the Rights Agreement as amended hereby is hereby ratified, approved, adopted and confirmed in each and every respect. All references to the Rights Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Rights Agreement as amended hereby.
3.  GOVERNING LAW. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF TEXAS AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.
4.  Counterparts. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
5.  Severability. In case any one or more of the provisions in this Amendment is held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
6.  Effectiveness. This Amendment shall be binding when executed by the Company and the Rights Agent and the amendments to the Rights Agreement contained herein shall be effective as of October 2, 2005.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Rights Agreement as of the date first written above.

BINDVIEW DEVELOPMENT CORPORATION
By:	/s/ Edward L. Pierce
	Name:	Edward L. Pierce
	Title:	Executive Vice President and Chief Financial Officer

MELLON INVESTOR SERVICES LLC
By:	/s/ Deanna Akin
	Name:	Deanna Akin
	Title:	Client Relationship Executive

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